Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Amendment No. 1, and any subsequent amendments thereto, to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 10th day of January 2013.

Date: January 10, 2013	STEVEN J. BORICK

/s/ Steven J. Borick
Steven J. Borick

THE NITA BORICK MANAGEMENT TRUST

	By:	/s/ Steven J. Borick
	Name:	Steven J. Borick
	Title:	Trustee

THE LOUIS L. BORICK FOUNDATION

	By:	/s/ Steven J. Borick
	Name:	Steven J. Borick
	Title:	President and Director